Exhibit 99.1

NEWS Priority Healthcare Corporation 250 Technology Park Lake Mary, FL 32746 (407) 804-6700 Fax (407) 804-5675

FOR RELEASE 4/28/05 @ 7:00 A.M. EASTERN

PRIORITY HEALTHCARE ANNOUNCES FIRST QUARTER RESULTS –

RECORD QUARTERLY SALES

Lake Mary, FL, April 28, 2005 – Priority Healthcare Corporation (Nasdaq: PHCC) reported results for the first quarter ended April 2, 2005.

For the first quarter, sales increased 21% to $487 million, compared to the first quarter of 2004. Operating earnings were $14.5 million, net earnings were $9.6 million and diluted earnings per share were $.22.

“We are pleased with our record sales for the first quarter and the significant progress we have made with many of our key investments. The strong sales performance was led by ophthalmology, nephrology, oncology, ambulatory surgery and primary care,” stated Steve Cosler, President and Chief Executive Officer. “Our performance was achieved despite the sudden withdrawal of Tysabri from the market, which was off to a strong start, and continued sluggish performance from several of our key pharmacy markets.”

“The progress we have made with several of our strategic initiatives is critical to the success of the expansion, continued diversification, and transformation of Priority Healthcare. On March 1, the Aetna Specialty Pharmacy commenced operations in our 43,000 square foot, state-of-the-art facility in Orlando, driven by our Oracle-based Compass technology platform. In addition to our recently opened Houston, TX specialty infusion branch, we will open two more specialty infusion branches in the next 30 days and plan to continue to develop and expand our national platform throughout the remainder of 2005 and beyond. During the quarter we also significantly expanded our presence in customized distribution logistics with a new agreement to provide logistical services for the entire product line of a specialty pharmaceutical company. To service this contract, we have leased and built-out a new 84,000 square foot logistics services facility in Columbus, Ohio. These projects, and several other initiatives that are underway, are key components of our strategic plan.”

In commenting on certain financial aspects of the quarter, Steve Saft, Chief Financial Officer, stated, “Our 21% sales increase for the quarter was driven by 15% organic sales growth. Our gross profit decreased 40 basis points to 11.0%, sequentially, from the fourth quarter. This was driven by the stronger than expected performance in specialty distribution. SG&A expense increased 80 basis points to 7.4%, sequentially, from the fourth quarter, primarily driven by the planned investments we have made in new projects. This trend begins to reverse itself in the second quarter with revenues generated at the Aetna Specialty Pharmacy and other initiatives in which we have invested.”

Mr. Saft continued, “Our balance sheet remains strong with $45 million in cash and marketable securities, offset by $45 million drawn on our line of credit. Cash flow from operations was a use of cash of $2 million for the first quarter driven by the working capital used in the start up of the Aetna Specialty Pharmacy and the increase in trade DSO’s. Our trade DSO’s were 46 days, an increase of 6 days from the fourth quarter, primarily driven by the strong performance of products that carry a higher DSO than the company average. Our inventory turns were 15, in line with the fourth quarter. Return on committed capital and invested capital for the quarter were strong at 34% and 21%, respectively, which we believe is among the highest in the industry.”

“Based on our first quarter results, we are increasing our sales outlook for 2005 by $75 million to a range of $2.1 billion to $2.275 billion and maintaining our earnings per share outlook of $1.18 to $1.28. The sales increase is driven primarily by growth in specialty distribution.”

Mr. Cosler concluded, “We are beginning to see the results of our capital investments in new facilities and our Compass technology platform, as well as the operating investments in our new projects. Significant progress has been achieved in creating additional service offerings and developing our planned national hub and spoke operating platform. We have already added five new limited distribution network products during 2005. Based on the current pipeline of anticipated new product agreements, this should be a record year in this area of the business, which adds to the momentum for 2006 and beyond. We continue to be encouraged by the new opportunities we are generating, driven by our leadership position and success in the industry.”

As previously announced, a web cast of the company’s conference call to review the financial results is available on Priority Healthcare’s website, www.priorityhealthcare.com, live at 9:00 AM Eastern today. A replay of this conference call will be available on the company’s website approximately two hours after the event for a two week period.

About Priority Healthcare Corporation

Priority Healthcare is the premier healthcare services company providing innovative, high quality and cost-effective solutions that enhance quality of life. As a national specialty pharmacy and distributor, Priority Healthcare provides biopharmaceuticals, complex therapies, related disease treatment programs and a portfolio of other service offerings for patients, payors, physicians and pharmaceutical manufacturers. The growing number of specialty areas serviced by Priority Healthcare include: oncology, gastroenterology, reproductive endocrinology, neurology, hematology, pulmonology, ophthalmology, rheumatology, endocrinology, infectious disease and nephrology, as well as ambulatory surgery centers. Additional information regarding Priority Healthcare is available online at www.priorityhealthcare.com.

Certain statements included in this press release, which are not historical facts, are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs and involve certain risks and uncertainties, including those described in our public filings with the United States Securities and Exchange Commission; also including, but not limited to, changes in interest rates, competitive pressures, changes in customer mix, changes in third party reimbursement rates, financial stability of major customers, changes in government regulations or the interpretation of these regulations, changes in supplier relationships, growth opportunities, cost savings, revenue enhancements, synergies and other benefits anticipated from acquisition transactions, difficulties relative to integrating acquired businesses, the accounting and tax treatment of acquisitions, and asserted and unasserted claims, which could cause actual results to differ from those in the forward-looking statements. The forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.

For further information:

Stephen Saft, Chief Financial Officer

(407) 804-6700

PRIORITY HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(000’s omitted, except share data)

(unaudited)

	Three-month period ended April 2, 2005	Three-month period ended April 3, 2004
Net sales	$486,741	$401,243
Cost of products sold	433,394	358,230

Gross profit	53,347	43,013

Selling, general and administrative expense	36,196	22,158
Depreciation and amortization	2,615	1,369

Earnings from operations	14,536	19,486

Interest income	122	206
Interest expense	(637)	(32)
Minority interest	1,500	(78)

Earnings before income taxes	15,521	19,582

Provision for income taxes	5,898	7,343

Net earnings	$9,623	$12,239

Earnings per share:
Basic	$.22	$.28
Diluted	$.22	$.28
Weighted average shares outstanding:
Basic	43,780,334	43,322,604
Diluted	44,443,342	44,056,295

PRIORITY HEALTHCARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(000’s omitted)

	(unaudited) April 2, 2005	January 1, 2005
Cash and cash equivalents	$33,592	$45,465
Marketable securities	11,739	17,289
Receivables, net	287,855	244,730
Finished goods inventory	117,440	112,616
Other current assets	37,399	36,457
Fixed assets, net	60,650	48,209
Other assets	165,263	164,627

Total assets	$713,938	$669,393

Current liabilities	$229,402	$200,875
Line of credit	45,369	40,290
Long-term debt	—	—
Other liabilities	9,714	9,714
Minority interest	21,712	23,212
Shareholders’ equity	407,741	395,302

Total liabilities and shareholders’ equity	$713,938	$669,393